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NEWS RELEASE                                                   [MASTERCARD LOGO]



Contacts:

Sharon Gamsin, 1-914-249-5622, sgamsin@mastercard.com
Veronika Clough, 1-914-249-3198, veronika_clough@mastercard.com

                 MASTERCARD REPORTS STRONG GROWTH IN ITS PAYMENT
             PROGRAMS FOR THIRD QUARTER, FIRST NINE MONTHS OF 2002


            NUMBER OF MASTERCARD CARDS ISSUED GLOBALLY GROWS BY 15.6% ALMOST 10 BILLION PURCHASE AND CASH TRANSACTIONS REGISTERED

PURCHASE, NY, NOVEMBER 13, 2002 - MasterCard International today reported performance results for its payment programs for the three and nine month periods ended September 30, 2002, indicating continued growth across all regions and in all key measures of success in the payments industry.

"Although most economies around the world remained weak during the year, MasterCard continues to see strong growth in all aspects of our payment programs," said Robert W. Selander, MasterCard's president and CEO. "These results demonstrate the continued progress our payment solutions are making against cash and checks as consumers and merchants around the world increasingly recognize the convenient and secure options we offer."

In addition, Selander attributed MasterCard's success to the company's strategic focus on providing exceptional customer service and technological capabilities, unsurpassed acceptance, and customized payments solutions for its member financial institutions around the globe. "Our growth continues to reflect that more and more often, our members and their customers are turning to MasterCard as their payment brand of choice."

Highlights of the first nine months of 2002 include:

- Cardholders around the globe used MasterCard(R)-branded cards (excluding Cirrus(R) and Maestro(R) online debit activity) for more than 9.84 billion purchase and cash transactions in the first nine months of 2002, generating gross dollar volume (GDV) of $831.7 billion, an increase of 16.1% over the same period in 2001. Third quarter 2002 purchase and cash transactions reached 3.50 billion, generating GDV of $296 billion, a 16.5% gain over third quarter 2001;

- As of September 30, 2002, MasterCard's 25,000 member financial institutions around the world had issued nearly 578.8 million MasterCard-branded cards, a 15.6 % increase over September 30, 2001. These cards could be used at
     29.6 million acceptance locations around the world;

- The value of purchases on MasterCard cards, a significant measure of success, continued to show substantial gains. Globally, purchase volume (excluding cash transactions) rose 14.4% to $580.3 billion for the first nine months of 2002 compared to the same period in 2001. During the first nine months of 2002, MasterCard-branded cards were used for 8.59 billion purchase transactions. Purchase volume was $207.8 billion in the third quarter of 2002, a 16.1% increase from the 2001 period, with 3.07 billion transactions recorded.

                                     -more-
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MasterCard International - Page 2
MasterCard Reports Strong Growth in Its Payment Programs For Third Quarter, First Nine Months of 2002
November 13, 2002

MasterCard's strong growth in the first nine months of 2002 was fueled by growth in both credit and debit programs. GDV for worldwide MasterCard credit programs grew 15.1% to $690.6 billion, and GDV for MasterCard off-line debit programs rose 21.6% to $141.1 billion, in each case compared to the first nine months of 2001.

STRONG REGIONAL RESULTS

Strong MasterCard-branded GDV growth was reported for all regions, with each reporting double-digit gains in the first nine months of 2002 compared to the same period in 2001: the U.S. rose 17.8%; Europe, 13.6%; Asia/Pacific, 12.7%; Latin America, 26.3%; South Asia, Middle East/Africa, 23.1%; and Canada, 19.8%.

In the United States, which accounts for more than half of total GDV, MasterCard-branded cards were used in almost five billion purchase and cash transactions in the first nine months of 2002, generating $439.7 billion in GDV, a 17.8% GDV increase over the same period in 2001. Both strong purchase volume growth of 16.6% and strong cash volume growth of 21.0% drove this high growth rate. At September 30, 2002, the number of MasterCard cards issued in the United States increased 15.1% to almost 309 million.

GDV in Europe for MasterCard-branded cards rose 13.6% in the first nine months of 2002, to $172.6 billion, compared to the same period in 2001.
MasterCard-branded card issuance and GDV growth increased 13.5% and 14.9% respectively, for the third quarter of 2002 over the same period last year.

The Asia Pacific region reported MasterCard GDV growth of 12.7% for the first nine months of 2002, to almost $165.9 billion, compared to the same period in 2001. These regional results were driven by strong MasterCard GDV growth in Korea (up 28.3%), Australia (up 15.7%) and Japan (up 11.5%) between the periods. Third quarter MasterCard GDV in Asia Pacific rose 8.8% in 2002 over the same period in 2001. The number of MasterCard-branded cards issued in the region at September 30, 2002 rose 17.2%, to 110.8 million, compared to September 30, 2001.

In Canada, MasterCard GDV rose 19.8% for the first nine months of 2002, and 21.1% for the third quarter of 2002, in each case compared to the same period in 2001. Purchase volume in Canada remained strong in the first nine months of 2002, representing over 82.2% of GDV in that region. At September 30, 2002, Canadian banks had increased the number of MasterCard cards issued by 19.1% compared to September 30, 2001.

Latin America reported a strong 26.3% increase in MasterCard GDV for the first nine months of 2002 compared to the same period in 2001, as the number of MasterCard cards issued in the region at September 30, 2002 jumped 16.4% compared to September 30, 2001. Driven by strong third quarter 2002 performance in Mexico and Brazil, Latin America experienced an increase in GDV of 25.9% for the third quarter of 2002 compared to the third quarter of 2001.

                                     -more-
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MasterCard International - Page 3
MasterCard Reports Strong Growth in Its Payment Programs For Third Quarter, First Nine Months of 2002
November 13, 2002

In South Asia, Middle East/Africa, MasterCard GDV grew 23.1% during the first nine months of 2002, and 24.9% for third quarter of 2002, in each case compared to the same period in 2001. Strong purchase volume growth of 26.3%, strong cash volume growth rates and a very strong GDV growth rate in South Africa fueled the region's growth in the third quarter of 2002 compared to 2001.

For further information on the performance results described in this press release, please review MasterCard Incorporated's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 13, 2002, including the narrative description therein of the sources of, and bases of presentation for, the performance results for MasterCard's payment programs.

ABOUT MASTERCARD INTERNATIONAL

MasterCard International has a comprehensive portfolio of well-known, widely accepted payment brands including MasterCard, Cirrus and Maestro. More than 1.7 billion MasterCard, Cirrus and Maestro logos are present on credit, charge and debit cards in circulation today. With approximately 25,000 MasterCard, Cirrus and Maestro members worldwide, MasterCard serves consumers and businesses, both large and small, in 210 countries and territories. MasterCard is a leader in quality and innovation, offering a wide range of payment solutions in the virtual and traditional worlds. MasterCard's award-winning Priceless(R) advertising campaign is now seen in 90 countries and in 45 languages, giving the MasterCard brand a truly global reach and scope. With more than 29 million acceptance locations, no payment card is more widely accepted globally than MasterCard. For the nine months ended September 30, 2002, gross dollar volume exceeded US$831.7 billion. MasterCard can be reached through its website at http://www.mastercardinternational.com.

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